For Immediate Release

FORWARD INDUSTRIES REPORTS FISCAL YEAR 2006 RESULTS

Pompano Beach, FL, November 20, 2006 - Forward Industries, Inc. (Nasdaq:FORD), a designer and distributor of custom carrying case solutions, today announced results for its fiscal year ended September 30, 2006.

For fiscal year 2006, net sales were $30.6 million compared to $51.9 million in fiscal year 2005. Net income was $1.5 million, or $0.19 per fully diluted share, in 2006, compared to $9.4 million, or $1.26 per fully diluted share, in 2005.

The Company attributed virtually the entire sales decline to cell phone product sales that fell by $21.0 million to $15.6 million in fiscal 2006, from $36.6 million in fiscal 2005. The Company cited a $19.3 million decline in sales of its products included in-box with Motorola's V3 Razr phone as the primary reason for the lower cell phone product sales. This decline resulted from significantly lower unit sales and lower selling prices.  In fiscal 2005, V3 products alone accounted for approximately 47% of the Company's net sales.  Two other in-box cell phone programs that helped drive Forward's fiscal 2005 results to record levels substantially terminated during the year and contributed to the sales decline, albeit to a much lesser extent.  These declines were partially offset by higher sales to Motorola for another in-box program and increased licensed cell phone products to wholesalers and retailers under the Company's license agreement with Motorola.

Sales of blood glucose monitoring kit cases also declined slightly to $11.4 million in 2006, from $11.8 million in 2005.  Sales of other products were essentially flat at $3.6 million in 2006, compared to $3.5 million in 2005.

Gross profit was $7.8 million in 2006, versus $18.6 million in 2005, as a result of the lower sales level, reduced margins on those sales, shifts in product mix to lower margin items, and higher freight costs.  Total operating expenses for fiscal year 2006 were $6.1 million, compared to $6.2 million in 2005.  The Company reported income from operations in 2006 of approximately $1.7 million, compared to $12.3 million in 2005.  Forward earned interest income of approximately $780,000 in 2006, versus approximately $131,000 in 2005, due predominately to higher average cash balances and interest rates.

Jerome E. Ball, Chairman and Chief Executive Officer of Forward, commented, "Our fiscal 2006 sales and pre-tax earnings are disappointing when compared to fiscal 2005, which was an extraordinary year for the Company due to very high sales volumes under three cell phone ‘in-box’ programs."

Mr. Ball continued, "Our financial position gained further strength during the year.  In fiscal 2006, the Company generated $2.7 million of cash flow from operations, and we closed the year with $18.6 million in cash, no long-term debt and working capital of $24.7 million.  We believe our balance sheet provides a strong foundation for the Company's continued development and we look forward to updating you on our progress throughout the year."

The tables below set forth the Company's condensed consolidated statements of income for the fiscal years ended September 30, 2006 and 2005, and consolidated balance sheet as of September 30, 2006, and are derived from the Company's audited, consolidated financial statements included in its Form 10-KSB filed November 20, 2006 with the Securities and Exchange Commission.  Please refer to the Form 10-KSB for further information regarding the Company's results of operations, the Company's financial condition and complete financial statements relating to the fiscal year ended September 30, 2006.

About Forward Industries

Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the "Motorola" brand name.  Forward's products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from those reflected in any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any obligation to update these forward-looking statements.

CONTACT:	-or-	INVESTOR RELATIONS COUNSEL
Forward Industries, Inc.		The Equity Group Inc.
Jerome E. Ball, CEO		Loren G. Mortman
(954) 419-9544		(212) 836-9604
LMortman@equityny.com
www.theequitygroup.com

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FORWARD INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
	Years Ended September 30,
	2006	2005

Net sales ..................................................................	$30,607,843	$51,868,962
Cost of goods sold .....................................................	22,772,938	33,282,203
Gross profit ..............................................................	7,834,905	18,586,759

Operating expenses:
Selling .................................................................	3,563,570	3,517,088
General and administrative ....................................	2,545,848	2,731,284
Total operating expenses .................................	6,109,418	6,248,372

Income from operations...............................................	1,725,487	12,338,387

Other income:
Interest income ...................................................	779,647	130,719
Other income (expense) - net ...............................	(11,966)	19,948
Total other income..........................................	767,681	150,667

Income before provision for income taxes ....................	2,493,168	12,489,054
Provision for income taxes .........................................	952,000	3,054,615
Net income...............................................................	$1,541,168	$9,434,439

Net income per common and common equivalent share:
Basic ...................................................................	$0.20	$1.37
Diluted .................................................................	$0.19	$1.26

Weighted average number of common and common equivalent shares outstanding:
Basic ...................................................................	7,855,637	6,873,217
Diluted .................................................................	8,005,111	7,482,510

FORWARD INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2006

ASSETS

Current assets:
Cash and cash equivalents...................................................................	$18,609,371
Accounts receivable - net......................................................................	6,069,058
Inventories..............................................................................................	2,449,065
Prepaid expenses and other current assets..............................................	329,461
Deferred tax asset.................................................................................	83,000
Total current assets...........................................................................	27,539,955

Property, plant and equipment - net.............................................................	190,084
Other assets.............................................................................................	51,932
TOTAL ASSETS...............................................................................	$27,781,971

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable...................................................................................	$2,141,191
Accrued expenses and other current liabilities.........................................	690,413
Total current liabilities........................................................................	2,831,604

Commitments and contingencies	--

Shareholders' equity:
Preferred stock, 4,000,000 authorized shares, par value $0.01; none issued	--
Common stock, 40,000,000 authorized shares, par value $0.01; 8,424,931 issued and outstanding (including 563,493 held in treasury)..................	84,249
Additional paid-in capital.........................................................................	15,287,952
Retained earnings..................................................................................	10,431,325
25,803,526
Less: Cost of shares held in treasury.......................................................	(853,159)
Total shareholders' equity..................................................................	24,950,367
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........................	$27,781,971

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